Exhibit 99.1

Press Release

Contact:

Tracy Wemett
BroadPR
617-868-5031
tracy@broadpr.com

First Virtual Communications Strengthens Senior Management Team

Seasoned executives bring expertise in sales, marketing and corporate finance to rich media communications leader

Redwood City, Calif. – May 6, 2004 – First Virtual Communications, Inc. (Nasdaq: FVCX), a premier provider of infrastructure and solutions for real-time, rich media communications, today announced the appointments of three new executives to its senior management team, adding expertise in the areas of sales, marketing and corporate finance. Mr. Keith A. Zaky, an industry veteran with 20 years of global sales and executive management experience, has been appointed to the position of vice president of worldwide sales. Mr. Duncan H. Campbell, a 20-year marketing veteran of Hewlett-Packard, has joined the organization as vice president of marketing, and Mr. Andrew P. Morrison, previously vice president of finance and corporate controller for Critical Path, Inc., has been appointed to the position of corporate controller.

Jonathan Morgan, president and CEO of First Virtual Communications commented, “These three individuals represent excellent performance in their areas of expertise. We believe Keith’s proven track record in sales and operations will provide the leadership we need to deliver increased revenue and strategic partnerships, and will help us reach our objectives and capitalize on emerging opportunities. Further, I am certain that Duncan has the ability to strengthen our market position and global reach for growth over the long term, and Andrew’s sound financial operations background makes him an ideal choice for corporate controller.”

Mr. Zaky was previously executive vice president of worldwide field operations at Persistence Software, an 11-year-old, publicly traded infrastructure software company. Prior to Persistence, Mr. Zaky served with Octel Communications Corporation, a world leader in voice processing from 1985 to 1997, in a number of sales management and executive-level capacities, including western region general manager for the service provider market. In July 1997, Octel was acquired by Lucent Technologies, at which point Mr. Zaky served as vice president, general manager, Asia Pacific region for Lucent, Octel Messaging Division, establishing a regional headquarters in Singapore and helping to grow Octel’s presence throughout Asia until 2000. He served on both Lucent, Asia Pacific and Lucent, China executive boards from 1997-2000.

Mr. Campbell joined Hewlett-Packard in 1980 as a product line manager, then held several worldwide director positions for the networking, software and systems divisions within HP over two decades. He also served as worldwide director of marketing for Silicon Graphics from 1994 to 1995. Most recently, he served as worldwide marketing manager for channels, alliances and partners for HP. Mr. Campbell holds an MBA from the University of Pennsylvania, Wharton Graduate School and a Bachelor of Science degree in chemistry from the University of California, San Diego.

The newly appointed corporate controller, Mr. Morrison, joins First Virtual from Critical Path, Inc., where he held various financial positions since May 2000, most recently vice president, finance, and corporate controller. Previously, Mr. Morrison worked for PricewaterhouseCoopers, LLP. Mr. Morrison is a certified public accountant and holds a Bachelor of Science degree in finance and accounting from Boston College.

Mr. Zaky, Mr. Campbell and Mr. Morrison can be contacted at First Virtual headquarters, 3200 Bridge Parkway, Suite 202, Redwood City, CA 94065-1169, phone: 650-801-6500 or 800-728-6337.

About First Virtual Communications

First Virtual Communications is a premier provider of infrastructure and solutions for real-time, rich media communications. The Company’s award-winning Click to Meet™ product line is enterprise-class software that enables corporate, education, healthcare and government customers worldwide to present, share, sell, train and collaborate. Click to Meet integrates the user’s choice of data, audio and multipoint interactive video into existing work environments and into everyday communication tools, such as instant messaging, web browsing and e-mail. Click to Meet software solutions are widely deployed in over 1,500 customer locations and excel in challenging environments, such as military intelligence, emergency response, disaster recovery, corporate training and geographically dispersed tele-working locations, among others. Headquartered in Redwood City, California, First Virtual Communications has operations in France, United Kingdom, Japan and China. More information about First Virtual Communications can be found at www.fvc.com or by calling 1-800-728-6337 or +1-650-801-6500 outside North America.

Cautionary Statement

Except for the historical information contained herein, this news release contains forward-looking statements, including, without limitation, statements containing the words “believes,’’ “anticipates,’’ “expects’’ and words of similar import. Such forward-looking statements have known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of First Virtual Communications, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the aggregate value of and impact on the Company of the previously announced investigation by the Company’s Audit Committee, including any possible expansion of the investigation and any possible restatement of previously announced financial results; any adverse impact arising from the delay in filing required periodic reports; any delisting from the Nasdaq SmallCap Market; the risk that sales of the Company’s Click to Meet™ and Conference Server products will not increase or that new versions will not be released on a timely basis; the Company’s variability of operating results; market acceptance of web conferencing technology; potential inability to maintaining business relationships with integrators, distributors and suppliers; rapid technological changes; competition and consolidation in the web conferencing industry; the importance of attracting and retaining personnel; and other risk factors referenced in First Virtual Communications’ public filings with the Securities and Exchange Commission, including the Company’s report on Form 10-K for the year ended December 31, 2003.

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